Exhibit 99.1

Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-450 ________ 252/291-5507

NEWS RELEASE	For more information call
March 4, 2004	Henry C. Babb, 252-291-5507

STANDARD COMMERCIAL CORPORATION

ANNOUNCES A PROPOSED RULE 144A SENIOR NOTE OFFERING

WILSON, NC — Standard Commercial Corporation (STW-NYSE) today announced that it proposes to make a Rule 144A offering of $150 million in aggregate principal amount of senior notes due 2012. The company intends to use the proceeds of the proposed offering to redeem all of its outstanding 8 7/8% senior notes due 2005 and all of its 7 1/4% convertible subordinated debentures due 2007, and repay a portion of its existing revolving credit facility.

The notes are proposed to be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act.

The notes proposed to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the notes nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offering would be unlawful. The company gives no assurance that the proposed offering can be completed on any terms.

STANDARD COMMERCIAL is one of the largest independent leaf tobacco dealers in the world and operates in over thirty countries.

Some of the statements contained in this press release discuss the company’s plans and strategies for its business and are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act. The words “anticipate,” “believe,” “estimate,” “expect”,” plan,” “intend” and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this press release reflect the current views of the company’s management; however, various risks, uncertainties and contingencies could cause the company’s actual results, performance or achievements to differ materially from those expressed or implied by these statements.